Item 77Q1(a): Deutsche Global High Income
Fund, Inc.
DEUTSCHE GLOBAL HIGH INCOME FUND,
INC.
ARTICLES OF AMENDMENT

       Deutsche Global High Income Fund, Inc., a
Maryland corporation (the "Corporation"), having its principal office in the State of Maryland in Baltimore, Maryland, hereby certifies to the State Department of Assessments and Taxation of Maryland (which is hereinafter referred to as the "SDAT"), that:

       FIRST: The charter of the Corporation is hereby amended by adding the following as new Article
THIRTEENTH:
ARTICLE THIRTEENTH

LIMITED TERM OF EXISTENCE
       Notwithstanding anything to the contrary contained herein, the Corporation shall have a limited period of existence and shall cease to exist at the close of business on September 30, 2017 or such earlier date as may be determined by the Board of Directors (the
"Termination Date"), provided, however, that the Corporation shall continue to exist for the purpose of paying, satisfying, and discharging any existing debts or obligations, collecting and distributing its assets, and doing all other acts required to liquidate and wind up its business and affairs. After the close of business on the Termination Date, if the Corporation has not liquidated and wound up its business and affairs, the Corporation shall be managed by its Board of Directors solely for the purpose of paying, satisfying, and discharging any existing debts or obligations, collecting and distributing its assets, and doing all other acts required to liquidate and wind up its business and affairs with all of the powers and rights granted to directors of a corporation which has voluntarily dissolved under Subtitle 4 of Title 3 of the MGCL or any successor statute, including, without limitation, the power to collect and distribute the Corporation's assets, to apply them to the payment, satisfaction and discharge of existing debts and obligations of the Corporation, including necessary expenses of liquidation and to distribute the remaining assets among the stockholders. Without limiting the generality of the foregoing, after the close of business on the Termination Date, the directors may (i) carry out the contracts of the Corporation; (ii) sell all or any part of the assets of the corporation at public or private sale;
(iii) sue or be sued in the name of the Corporation; and
(iv) do all other acts consistent with law and the charter of the corporation necessary or proper to liquidate the Corporation and wind up its affairs. When acting after the close of business on the Termination Date, the directors shall not be subject to a standard of conduct other than the standard of conduct for directors set forth in Section 2-405.1 of the MGCL or any successor statute, and the directors and officers of the Corporation shall be entitled to all of the rights set forth in Article
TWELFTH of these Articles of Incorporation and any rights to indemnification or advancement of expenses set forth in any agreement with the Corporation and/or in the Corporation's By-Laws. Notwithstanding the foregoing, in no event may a director have less powers and/or rights after the close of business on the Termination Date than a director of a Maryland corporation which has voluntarily dissolved under Subtitle 4 of Title 3 of the MGCL would have as of the date of incorporation of the Corporation. For the avoidance of doubt, this Article THIRTEENTH supersedes and takes precedence over any provision herein which provides that the Corporation shall have a perpetual existence.
       SECOND:  The Board of Directors of the
Corporation, pursuant to and in accordance with the Charter and Bylaws of the Corporation and the Maryland
General Corporation Law (the "MGCL"), duly advised the foregoing amendments and the stockholders of the Corporation entitled to vote on the foregoing amendment, pursuant to and in accordance with the charter and bylaws of the Corporation and the MGCL, duly approved the foregoing amendment.

[signature page attached]


IN WITNESS WHEREOF, the Corporation has
caused these Articles of Amendment to be signed and acknowledged in its name and on its behalf by its President and attested to by its Secretary on this 30th day of September, 2015; and its President acknowledges that these Articles of Amendment are the act of the Corporation, and he further acknowledges that, as to all matters or facts set forth herein which are required to be verified under oath, such matters and facts are true in all material respects to the best of her knowledge, information and belief, and that this statement is made under the penalties for perjury.


ATTEST:

DEUTS
CHE
GLOB
AL
HIGH
INCO
ME
FUND,
INC.



/s/ John Millette                          			By: /s/
Brian Binder
John Millette, Secretary				Name:
	Brian Binder
       					Title:
President